MRU HOLDINGS INCORPORATED

Code of Business Conduct and Ethics

I. INTRODUCTION

This Code of Business Conduct and Ethics (the "***Code of Conduct***") embodies the commitment of MRU Holdings, Inc. and its subsidiaries and affiliates (all of which are referred to together as the "***Company***") to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. The Code of Conduct provides guidelines to the Company's standard business practices and regulatory compliance. Its requirements apply to all members of the Board of Directors (the "***Directors***"), officers and employees and the Code of Conduct shall be provided to and followed by consultants, agents and representatives retained by the Company (collectively the "***Employees***").

The Company is committed to maintaining high moral standards and ethical responsibilities as well as economic responsibilities. All Directors and Employees are expected to share the Company's commitment to honesty and integrity and to promote an atmosphere characterized by truthfulness and freedom from deception and fraud. Each Director and Employee is expected to exercise sound judgment, engage in ethical conduct, avoid conflicts of interest and ask questions whenever in doubt.

As such, each Director and Employee has an obligation to:

1. Read, understand and comply with this Code of Conduct.

2. Make a commitment to conduct the Company's business with integrity and in compliance with this Code of Conduct and all applicable laws and regulatory requirements.

3. Build and maintain a culture of compliance by leading by example and encouraging others to raise concerns regarding ethical issues.

4. Obtain guidance for resolving a business practice or compliance concern if he/she has doubt about how to proceed in any situation.

5. Report possible violations of this Code of Conduct, policies and applicable regulatory requirements.

6. Cooperate fully in any investigation by the Company, the Board of Directors (the "Board") or the Audit Committee.

7. Prevent and/or detect compliance problems.

8. Respond to compliance problems by taking prompt corrective or disciplinary action for any violations.

II. CONFLICTS OF INTEREST

A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation may arise when a Director or Employee takes actions or has interests that may make it difficult to perform his or her responsibilities for the Company objectively and effectively. Conflicts of interest may also arise when a Director or Employee, or members of their family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, Directors or Employees, or their family members, may create conflicts of interest.

Directors and Employees are expected to act in the Company's best interest and exercise sound judgment unclouded by personal interests or divided loyalties. Directors and Employees should seek to avoid the appearance of, as well as an actual, conflict of interest.

Directors and Employees should not have any material financial interest in a competitor, supplier or any other business that could cause divided loyalty or provide even the appearance of divided loyalty. If your professional or managerial responsibility includes working directly with information about a competitor, supplier, or other organization, you must not have any material financial interest in any such organization. A material financial interest is one in which you would, or would be tempted to, make a decision that would not be in the best interests of the Company.

When an Employee serves as a member of the board of directors of or has a financial interest in any other company or organization, the Employee must be aware of potential consequences of such an interest. No Employee should enter such a

relationship if he or she knows or has reason to know that a conflict of interest exists between that directorship or investment and the Company.

Where Directors have financial interests or hold other employment or directorships that present potential conflicts of interest, they are expected to disclose that information to the Board, and to recuse themselves from any related decision making.

An Employee may not engage in employment outside of the Company, or otherwise solicit or perform work, if such work or solicitation would (1) compete with the Company's business; (2) provide goods, services or assistance to a competitor of the Company; or (3) interfere with the Employee's assigned duties with the Company.

The Company permits the employment of qualified relatives and friends of our Directors or Employees when such employment does not, in the opinion of the Company, create actual or perceived conflicts of interest. Employees who are related to, or who have a close personal relationship with, another Employee or a Director may not work in a direct or indirect supervisory relationship or within the same "chain of command" with such other Employee or Director if such relationship creates actual or perceived favoritism or causes disruption in the work place.

Directors and Employees are prohibited from entering into relationships, agreements or transactions with any individual or business that creates or even suggests an unethical business practice or a conflict of interest. Both the reality and the appearance of improper relations with vendors, potential vendors, competitors, or customers must be avoided. Improper relations may occur in areas such as the acceptance of gifts and entertainment and the selection of consultants or vendors of goods and services. It is our policy that no Director or Employee may give gifts of money in excess of $100 (which is deemed nominal in amount) to, or receive gifts of money from, vendors, potential vendors, customers or anyone else who has a business relationship with the Company. Non-monetary business gifts of nominal value (including entertainment, meals, tickets, favors or services) may be accepted where they are offered by an existing vendor or customer in the ordinary course of the business relationship unless such acceptance imposes an obligation on the recipient or could be perceived by others as imposing such an obligation. As always, each Director and Employee must exercise sound business judgment in considering the application of this policy to specific situations.

III. CORPORATE OPPORTUNITIES

Directors and Employees are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or position without the consent of the Board. No Director or Employee may use Company property, information, or position for improper personal gain, and no Director or Employee may compete with the Company directly or indirectly. Directors and Employees owe a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

Sometimes the line between personal benefit and Company benefit is difficult to discern, and under certain circumstances both personal benefits and Company benefits may be derived. The prudent course of conduct for our Directors and Employees in such situations is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by the Board.

IV. CONFIDENTIAL INFORMATION

"Confidential information" includes, but is not limited to, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

Directors and Employees shall maintain the confidentiality of all confidential information except when disclosure of confidential information is authorized by the Company or mandated by law. Directors and Employees may not use confidential information for personal or non-Company business use. Confidential information may not be transmitted by a Director or an Associate to any other person, internal or external, except when disclosure is legally mandated, authorized by the Company or required for the proper conduct of business transacted by or on behalf of the Company, and, if necessary, subject to an appropriate non-disclosure agreement.

Confidential information is to be used solely for internal purposes and shall remain confidential even after termination of employment or other relationship with the Company. If a Director or Employee has executed a written agreement with the Company that addresses the use or disclosure of confidential information, this Code of Conduct policy is intended to be read consistently with that agreement. In the event of any inconsistency between this Code of Conduct and such an agreement, the provisions regarding treatment of confidential information contained in such an agreement shall govern. This Code of Conduct is not intended to amend, modify or supersede the terms and conditions regarding confidential information contained in any written agreement between the Company and a Director or Employee.

V. FAIR DEALING

All Directors and Employees are expected to deal fairly with the Company's customers, suppliers, competitors and each other. No Director or Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

VI. PROTECTION AND PROPER USE OF COMPANY ASSETS

Directors and Employees should endeavor to protect the Company's assets and ensure their efficient use. Company assets include cash, inventory and other Company property, including proprietary information in any form. Theft, carelessness and waste have a direct impact on the Company's profitability. Company assets should not be used for non-Company business. The obligation of Directors and Employees to protect Company assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, financial models, credit or income projection methodologies or models, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties. No Director or Employee will commit or contribute to acts of dishonesty against the Company such as fraud, theft, embezzlement or misappropriation of corporate assets. In addition to appropriate disciplinary action, a criminal complaint may be filed against the offending Director or Employee when the evidence, circumstances and the Company's interests warrant.

Computers and their associated software, data and operations are integral parts of the Company's network and operations infrastructure. Therefore, Employees and Directors, where applicable, must protect and maintain the confidentiality and integrity of information used to access computer networks, including, but not limited to, identification numbers and/or passwords, hand-held authentication devices, pass codes, DPS licenses and building access key cards.

Employee work product is not created for personal use and is considered a Company asset. All inventions designed or created by an Employee are property of the Company. All patents which may be granted for any invention (including all divisions, reissues, continuations and extensions) in the United States or any foreign country shall belong to the Company and be issued in the Company's name. The Employee inventor will execute assignments and any other formal confirmations of the Company's rights in this regard as may be legally necessary to confirm the Company's ownership of its assets. If an Employee has a written agreement with the Company that addresses the ownership of work product, this Code of Conduct is intended to be read consistently with that agreement. In the event that there is any inconsistency between this Code of Conduct and such an agreement with regard to work product of an Employee, the terms and conditions of such an agreement regarding work product shall govern. This Code of Conduct is not intended to amend, modify or supersede the terms and conditions regarding work product contained in any written agreement between the Company and an Employee.

VII. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Director and Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations.

The following are important areas of law that apply to the Company. The areas identified are not all-inclusive but are significant examples of legal requirements with which the Company must comply. Violation of the law could seriously compromise the reputation and integrity of the Company and its Directors and Employees, as well as result in severe civil and criminal penalties against the Company and/or individual Directors or Employees.

1. **Accounting Procedures:** The Company is required by law to maintain books, records and accounts that accurately and fairly reflect the Company's transactions and financial position. Each Employee and where applicable, each Director, must ensure that business records and accounts under his or her control are accurate and supported by appropriate documents in a form suitable for an audit. The Company expects cooperation from all Directors and Employees in fulfilling this obligation.

2. **Antitrust:** Antitrust laws prohibit monopolies, restraints of trade and unfair trade practices. For example, the Company is prohibited from conspiring with a competitor to "fix" prices. Directors are also prohibited from serving as directors or officers of other companies that engage in substantial competition with the Company.

3. **Commercial Bribery, Gratuities, "Kickbacks":** No Director or Employee may engage in giving, soliciting, receiving, or accepting, either directly or indirectly, any gratuity, or any bribe, kickback, or other improper payment from any employee or agent of any vendor, landlord, lessee, competitor, or other entity dealing with the Company.

4. **Copyrights and Trademarks:** The unauthorized duplication or use of copyrighted materials, including copyrighted computer software, registered trademarks and patented inventions, is a violation of federal law and is prohibited. Written materials do not need to have the © symbol displayed to be protected under copyright laws, and a right to duplicate the work should not be inferred if the © symbol does not appear. Similarly, trademarks, service marks and trade names that do not bear a trademark designation symbol (generally, ® or ™) are nevertheless subject to protection from misuse, and

the lack of such a symbol should not be construed as to permit use of any trademark, service mark or trade name without the Company's prior authorization.

5. **Disclosure Obligations under Securities Laws and Exchange Rules:** The Company is subject to various disclosure obligations under federal and state securities laws, as well as the rules of any exchange, upon which the Company's common stock is traded. In order to comply with these obligations, there should be full, fair, accurate, timely and understandable disclosure of material information in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

6. **Environmental, Health and Safety Laws:** The Company is committed to the health and safety of its Directors and Employees, as well as a safe environment. We will fully comply with all applicable environmental, health and safety laws and regulations. All waste products and hazardous materials should be stored, handled and disposed of in full compliance with all laws, regulations and Company practices. The unsafe storage of a potentially toxic or hazardous material or the release of such materials into the environment must be promptly reported to your immediate supervisor.

7. **Insider Trading:** Directors and certain Employees have access to a special category of confidential or proprietary information that is "investment-related." This is any non-public information that could influence an investor's decision to buy or sell or otherwise trade in Company securities or those of any other company with which the Company may have dealings. To maintain the integrity of business dealings, neither Directors nor Employees shall disclose inside information to people outside the Company or to co-workers unless the person receiving the information has a legitimate business-related need to know. Federal law and Securities and Exchange Commission regulations make it illegal for any Director or Employee to either buy or sell securities on the basis of inside information, or to pass this information along to others who may buy or sell securities. Trading in the Company's securities based on nonpublic information may violate the securities laws and may subject the Company and the Director or Employee to civil and criminal penalties. Directors and senior Company officers also have obligations to report transactions in the Company's securities to the Securities and Exchange Commission.

8. **Relationships with Government Officials:** In supporting good citizenship, the Company recognizes that Directors and Employees may choose to participate in the political process, including voluntary contributions to candidates or parties of their choice. When representing the Company, all relations with government officials should be conducted in a manner that will not adversely reflect on the Company or the government official. Directors and Employees are required to abide by all federal, state and local laws and regulations applicable to contacts with government officials

VIII. EQUAL EMPLOYMENT OPPORTUNITY AND SEXUAL HARASSMENT

The Company's focus in personnel decisions is on merit and contribution to the Company's success. We are firmly committed to providing equal opportunity in all aspects of employment to all qualified persons without regard to any impermissible criterion or circumstance. We do not tolerate or condone any type of discrimination prohibited by law including harassment.

Obviously, a policy statement cannot cover all situations. Good judgment coupled with a high sense of personal integrity is the best policy.

IX. WAIVERS OF CODE OF CONDUCT

Any waiver of this Code of Conduct may be granted only with the express approval of the Board. Waivers of this Code of Conduct may be subject to public disclosure by way of the Company's filing of a Form 8-K with the Securities and Exchange Commission within five days of the granting of such waiver.

X. COMPLIANCE AND ENFORCEMENT

All Directors and Employees who are responsible for compliance with the Code of Conduct are responsible for its enforcement. Employees who supervise other Employees must arrange for the distribution and explanation of the Code of Conduct to Employees under their supervision. Employees and Directors should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code of Conduct whenever in doubt. Any Employee who believes that a violation of this Code of Conduct has occurred should report their concern to his or her immediate supervisor or the Chief Executive Officer. The Audit Committee has also established a procedure for receiving confidential, anonymous submissions by Employees of concerns regarding questionable accounting or auditing matters. This procedure may also be used if an Employee wishes to report any suspected violation of the Code of Conduct by a senior officer or Director. Directors should report any suspected violations of this Code of Conduct to the Chairman of the Board if a Director or a senior officer is involved. Any other suspected violations should be reported by Directors to the Audit Committee. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by Employees or Directors. The Company will handle all reports or inquiries discreetly and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting a possible violation of this Code of Conduct.

The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code of Conduct brought to its attention. Employees who violate this Code of Conduct will be subject to immediate disciplinary action, including reassignment, demotion, or, where appropriate, termination of employment. Violations of this Code of Conduct may result in prosecution of the individual under any applicable criminal statutes.